Exhibit 99.(a)(1)(A)

SEACOR HOLDINGS INC.

ISSUER REPURCHASE NOTICE
2.50% CONVERTIBLE SENIOR NOTES DUE 2027
CUSIP Number: 811904 AM3

ISIN Number: US811904AM35

Reference is made to the Indenture, dated as of December 11, 2012, as supplemented by the supplemental indenture dated as of December 12, 2017, and as further amended or supplemented from time to time (the “Indenture”) between SEACOR Holdings Inc., a Delaware corporation (the “Company,” “us,” “our” or “we”) and Wells Fargo Bank, National Association, a national banking association, as trustee and paying agent (the “Trustee” or “Paying Agent”), relating to the Company’s 2.50% Convertible Senior Notes due 2027 (the “Notes”). Pursuant to Section 3.03 of the Indenture and the provisions of the Notes, each holder (“Holder”) of the Notes may surrender all of its Notes, a portion of its Notes in integral multiples of $1,000 or none of its Notes pursuant to the Put Option (as defined below), in accordance with the terms and procedures set forth in the Indenture, the Notes and this Issuer Repurchase Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Put Option Documents”).

NOTICE IS HEREBY GIVEN pursuant to the terms of the Indenture that, at the option of each Holder (the “Put Option”), the Notes will be repurchased by the Company for a purchase price in cash equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest accrued thereon to, but excluding, the Repurchase Date (the “Repurchase Price”), upon the terms set forth in the Put Option Documents, on May 31, 2018 (the “Repurchase Date”). The Company expects that the accrued and unpaid interest payable as part of the Repurchase Price will equal $11.53 per $1,000 principal amount of the Notes, which amount represents interest accrued from, and including December 15, 2017, the last regular interest payment date for the Notes, to, but excluding, the Repurchase Date.

Holders may surrender their Notes at any time at or prior to 5:00 p.m., New York City time, on May 30, 2018 (such date and time, the “Expiration Date”). In order to exercise the Put Option, a Holder must follow the procedures contained in the Put Option Documents. This Issuer Repurchase Notice is being sent pursuant to Section 3.04 of the Indenture and the provisions of the Notes. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Notes, as applicable.

The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

To exercise your option to have the Company repurchase the Notes and to receive payment of the Repurchase Price, you must validly deliver your Notes through DTC’s transmittal procedures prior to the Expiration Date. Notes delivered through DTC’s transmittal procedures for repurchase may be withdrawn at any time prior to the Expiration Date by complying with the withdrawal procedure of DTC. Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in, or withdraw their instruction, to exercise the Put Option before the deadlines specified in this Issuer Repurchase Notice. The deadlines set by any such intermediary and DTC, for the submission and withdrawal of tender instructions may be earlier than the relevant deadlines specified above.

The Trustee and Paying Agent is
Wells Fargo Bank, National Association,
and for purposes of this Issuer Repurchase Notice, its address is:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9300-070	MAC N9300-070	MAC N9300-070
600 South Fourth Street	600 South Fourth Street	600 South Fourth Street
Minneapolis, MN 55402	Minneapolis, MN 55402	Minneapolis, MN 55402

Or By Facsimile Transmission: (612) 667-6282 Telephone: (800) 344-5128

Additional copies of this Issuer Repurchase Notice may be obtained from the Paying Agent at its address set forth above.

The date of this Issuer Repurchase Notice is April 25, 2018.

TABLE OF CONTENTS

Summary Term Sheet			2
Important Information Concerning the Put Option			5
1.	Information Concerning the Company		5
2.	Information Concerning the Notes		5
	2.1.	The Company’s Obligation to Repurchase the Notes	5
	2.2.	Repurchase Price	5
	2.3.	Source of Funds	6
	2.4.	Conversion Rights of the Notes	6
	2.5.	Market for the Notes and the Company’s Common Shares	6
	2.6.	Optional Redemption	7
	2.7.	Ranking	7
	2.8.	Distributions	7
3.	Procedures To Be Followed By Holders Electing To Surrender Notes For Repurchase		7
	3.1.	Method of Delivery	7
	3.2.	Agreement to be Bound by the Terms of the Put Option	8
	3.3.	Delivery of Notes	9
4.	Right of Withdrawal		10
5.	Payment for Surrendered Notes		10
6.	Notes Acquired		10
7.	Plans and Proposals of the Company		10
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes		11
9.	Repurchases of Securities by the Company and its Affiliates		11
10.	Certain United States Federal Income Tax Consequences		12
11.	Additional Information		13
12.	No Solicitations		14
13.	Definitions		14
14.	Conflicts		14

No person has been authorized to give any information or to make any representations in connection with the Put Option other than those contained in this Issuer Repurchase Notice, and, if given or made, such information or representations should not be relied upon as having been authorized. This Issuer Repurchase Notice does not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Issuer Repurchase Notice shall not under any circumstances create any implication that the information contained in this Issuer Repurchase Notice is current as of any time after the date of such information. None of the Company, its board of directors (the “Board of Directors”) or its officers is making any representation or recommendation to any Holder as to whether to exercise the Put Option. You should consult with your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the principal amount of Notes for which the Put Option should be exercised.

The CUSIP numbers referenced in this Issuer Repurchase Notice have been assigned by CUSIP Global Services and are included solely for the convenience of the Holders. Neither the Company, the Paying Agent nor the Trustee is responsible for the selection or use of the above-referenced CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in this Issuer Repurchase Notice or any other document.

Summary Term Sheet

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more detailed description of the terms of the Put Option, we urge you to read carefully the remainder of this Issuer Repurchase Notice, because the information in this summary is not complete and this Issuer Repurchase Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary.

Who is offering to repurchase my Notes?

SEACOR Holdings Inc., a Delaware corporation and the issuer of the Notes, is obligated, at your option, to repurchase your validly surrendered Notes. (Page 5)

Why is the Company offering to repurchase my Notes?

The right of each Holder of the Notes to sell and the obligation of the Company to repurchase the Notes pursuant to the Put Option Documents is a term of the Notes under the Indenture, and has been a right of Holders from the time the Notes were issued. We are required to repurchase the Notes of any Holder validly exercising the Put Option pursuant to the terms of the Notes and the Indenture. (Page 5)

What Notes are the Company obligated to repurchase?

We are obligated to repurchase all of the Notes validly surrendered at the option of the Holder in accordance with the terms set forth in the Put Option Documents. As of April 25, 2018, there was $64,455,000 aggregate principal amount of Notes outstanding. (Page 5)

How much will the Company pay for the Notes and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay in cash for all Notes validly surrendered for repurchase and not validly withdrawn, the Repurchase Price which is equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest accrued thereon from and including the last interest payment date, but excluding, the Repurchase Date, upon the terms set forth in the Put Option Documents. The Company expects that the accrued and unpaid interest payable as part of the Repurchase Price will equal $11.53 per $1,000 principal amount of the Notes, which amount represents interest accrued from, and including December 15, 2017, the last regular interest payment date for the Notes, to, but excluding, the Repurchase Date. (Page 5)

How will the Company fund the repurchase of the Notes?

The Company intends to use existing cash balances to fund the repurchases of Notes. (Page 6)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Shares (as defined below), our operating results and the market for similar securities. Holders are urged to obtain current market information for the Notes, to the extent available, and our shares of common stock, $0.01 par value per share (the “Common Shares”), before making any decision with respect to the Put Option. The Common Shares, into which the Notes are convertible, are listed on The New York Stock Exchange (the “NYSE”), under the symbol “CKH”. On April 24, 2018, the closing sale price of our Common Shares on the NYSE was $56.16 per share. (Pages 6 and 7)

Is the Company making any recommendation about the Put Option?

Neither the Company nor its Board of Directors or officers is making any recommendation as to whether or not you should surrender or refrain from exercising the Put Option. Holders should make their own determination whether or not to exercise the Put Option, and if so, the amount of Notes for which to exercise the Put Option. (Page 5)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on May 30, 2018. We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law. We refer to such date and time as the “Expiration Date.” (Page 5)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and satisfying the procedural requirements described in this Issuer Repurchase Notice. (Page 5)

How do I surrender my Notes?

The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Put Option with respect to your Notes held through DTC in the following manner:

●	If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to exercise the Put Option and instruct such nominee to exercise the Put Option by surrendering the Notes on your behalf through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”); or

●	If you are a DTC participant and hold your Notes through DTC directly, you exercise the Put Option by surrendering your Notes electronically through ATOP, subject to the terms and procedures of ATOP.

While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to surrender Notes pursuant to the Put Option and holds physical certificates evidencing such Notes must complete and sign a repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being surrendered and all necessary endorsements, to the Trustee, in its capacity as paying agent (the “Paying Agent”). (Pages 7 through 10)

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to the Expiration Date. By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Issuer Repurchase Notice. Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in, or withdraw their instruction, to exercise the Put Option before the deadlines specified in this Issuer Repurchase Notice. The deadlines set by any such intermediary and DTC, for the submission and withdrawal of tender instructions may be earlier than the relevant deadlines specified above.

If I surrender my Notes, when will I receive payment for them?

We will accept for payment all validly surrendered Notes promptly following expiration of the Put Option. On or before 10:00 a.m., New York City time, on the Repurchase Date, we will deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price of all validly surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. (Page 10)

Can I withdraw previously surrendered Notes?

Yes. To withdraw your previous exercise of the Put Option with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to the Expiration Date. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Option was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.04 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to the Expiration Date. (Page 10)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT OPTION WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow for sufficient time for completion of the DTC procedures prior to the Expiration Date. Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in, or withdraw their instruction, to exercise the Put Option before the deadlines specified in this Issuer Repurchase Notice. The deadlines set by any such intermediary and DTC, for the submission and withdrawal of tender instructions may be earlier than the relevant deadlines specified above.

Do I need to do anything if I do not wish to exercise the Put Option?

No. If you do not surrender your Notes before the expiration of the Put Option, we will not repurchase your Notes and such Notes will remain outstanding subject to their existing terms. (Page 7)

If I choose to surrender some of my Notes for repurchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes in a minimum amount of $1,000 and integral multiples of $1,000 or none of your Notes for repurchase. (Page 7)

If I do not surrender my Notes for repurchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Notes for repurchase, your conversion rights will not be affected. (Page 6)

If I exercise the Put Option, will my receipt of cash for Notes with respect to which I exercised the Put Option be a taxable transaction for U.S. federal income tax purposes?

The receipt of cash for Notes pursuant to an exercise of the Put Option may result in the realization of gain or loss for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 12 through 13)

Who is the Paying Agent?

Wells Fargo Bank, National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. The Paying Agent’s address and telephone number are set forth on the front cover of this Issuer Repurchase Notice.

Where can Holders get more information regarding the Put Option?

Any questions or requests for assistance or for additional copies of this Issuer Repurchase Notice, the Repurchase Notice or the Withdrawal Notice should be directed to the Paying Agent at the address or telephone number set forth on the front cover of this Issuer Repurchase Notice.

Important Information Concerning the Put Option

1.         Information Concerning the Company. The Company is a diversified holding company with interests in domestic and international transportation and logistics and risk management consultancy. Our principal executive offices are located at 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316, and our telephone number is (954) 523-2200.

2.          Information Concerning the Notes. The Notes were issued under the Indenture. As of April 25, 2018, there was $64,455,000 aggregate principal amount of Notes outstanding. The Notes mature on December 15, 2027. The Notes bear cash interest at a rate of 2.50% per year, payable semiannually in arrears on June 15 and December 15 of each year for the period from and including the immediately preceding interest payment date to, but excluding, the current interest payment date. Interest is paid to Holders of record at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes is computed on the basis of a 360-day year composed of twelve 30-day months. Unless the Company defaults in repurchasing Notes validly surrendered pursuant to the Put Option and not validly withdrawn, interest on the Notes validly surrendered pursuant to the Put Option and not validly withdrawn will cease to accrue on the Repurchase Date.

2.1.     The Company’s Obligation to Repurchase the Notes. Pursuant to the terms of the Indenture and the Notes, the Company is obligated, at the Holder’s option, to repurchase on the Repurchase Date, which is May 31, 2018, all Notes validly surrendered for repurchase and not validly withdrawn. The Put Option will expire on the Expiration Date. The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Put Option to surrender Notes for repurchase prior to the Expiration Date, and the Company does not expect to extend the period Holders have to exercise the Put Option unless required to do so by applicable law. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Repurchase Date. Holders may surrender all of their Notes, a portion of their Notes in integral multiples of $1,000 or none of their Notes pursuant to the Put Option. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and in accordance with the procedural requirements described in this Issuer Repurchase Notice.

If any Notes remain outstanding following the expiration of the Put Option, and if the Notes are not otherwise redeemed or converted after such date, we will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on December 19, 2022 at a purchase price equal to 100% of the principal amount of the Notes, plus unpaid interest  accrued thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Notes.

2.2.     Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the Repurchase Price to be paid by the Company for the Notes on the Repurchase Date is equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon, if any, to but excluding, the Repurchase Date. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase and not validly withdrawn prior to the Expiration Date.

The Company expects that the accrued and unpaid interest payable as part of the Repurchase Price will equal $11.53 per $1,000 principal amount of the Notes, which amount represents interest accrued from, and including December 15, 2017, the last regular interest payment date for the Notes, to, but excluding, the Repurchase Date.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Shares. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Expiration Date or the Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes and our Common Shares before making a decision whether to surrender their Notes for repurchase.

Neither the Company nor its Board of Directors or officers are making any recommendation as to whether or not you should surrender or refrain from exercising the Put Option. Holders should make their own determination whether or not to exercise the Put Option, and if so, the amount of Notes for which to exercise the Put Option.

2.3.     Source of Funds. As of April 25, 2018, there was $64,455,000 aggregate principal amount of Notes outstanding. Assuming all such Notes remain outstanding as of the Repurchase Date, we would need approximately $65,198,023 to repurchase all of the Notes on the Repurchase Date, assuming a purchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus unpaid interest accrued thereon to, but excluding, the Repurchase Date. We intend to use cash on hand to pay for the Notes that we repurchase in the Put Option.

2.4.     Conversion Rights of the Notes. Holders that do not surrender their Notes for repurchase pursuant to the Put Option will maintain the right to convert their Notes subject to the terms specified in the Indenture and the Notes. Any Notes which are surrendered pursuant to the Put Option may be converted subsequent to the Repurchase Date in accordance with the terms of the Indenture and the Notes only if such surrender has been validly withdrawn prior to the Expiration Date, as described in Section 4 below, and then only in accordance with the Indenture and the Notes.

As further provided in the Indenture and the Notes and subject to the terms, conditions and limitations contained therein, Holders may convert their Notes based on the applicable conversion rate (i) at any time on or after September 15, 2027, (ii) during any fiscal quarter (and only during such fiscal quarter), if, and only if, the closing sale price of the Common Shares for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than 130% of the conversion price per Common Share in effect on the applicable trading day, (iii) during the five consecutive business day period following any five consecutive trading day period in which the trading price of the Notes was less than 98% of the product of the last reported sale price of the Common Shares multiplied by the applicable conversion rate, (iv) upon certain distributions to all or substantially all holders of the Common Stock of certain rights, options, warrants, assets, debt securities or rights to purchase the Company’s securities, (v) upon the occurrence of certain specified transactions, including certain fundamental changes to the Company described in the Indenture, or (vi) if the Notes have been called for redemption pursuant to Article 10 of the Indenture. The current conversion rate for each $1,000 principal amount of notes is 19.0381 Common Shares, payable at the Company’s election in Common Shares or cash or a combination thereof, which is the equivalent to a conversion price of $52.53 per Common Share. The conversion rate is subject to adjustment in certain circumstances described in the Indenture. The Company believes that none of the conditions which permit the conversion of the Notes has been satisfied as of the date of this Issuer Repurchase Notice and accordingly that the Notes are not convertible as of such date. The Company is also not aware of any pending transaction which would result in the satisfaction of the conditions specified in clause (iv) or (v) above prior to the Repurchase Date.

2.5.     Market for the Notes and the Company’s Common Shares. There is no established reporting system or market for trading in the Notes. The Company believes the Notes are traded over the counter and that there is no practical way to accurately reflect the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of the Common Shares, the Company’s operating results and the market for similar securities. Holders are urged to obtain current market information for the Notes, to the extent available, and the Common Shares, into which the Notes may be convertible, before making any decision with respect to the Put Option. We cannot assure you that a market will exist for the Notes following our repurchase of Notes pursuant to the Put Option. The extent of the market for the Notes following our repurchase of Notes pursuant to the Put Option will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. As of the date of this Issuer Repurchase Notice, all of the Notes are held in global form through DTC. As of April 25, 2018, there was $64,455,000 aggregate principal amount of Notes outstanding and DTC was the sole record Holder of the Notes.

The Common Shares are traded on the New York Stock Exchange (the “NYSE”) (symbol: CKH). The following table sets forth for the periods indicated the high and low sale prices for the Common Shares as reported by the NYSE:

Year Ended December 31, 2018	High	Low
First Quarter	$52.03	$41.36
Second Quarter (through April 24, 2018)	59.00	50.13

Year Ended December 31, 2017	High	Low
First Quarter	$49.28	$41.25
Second Quarter	46.12	31.90
Third Quarter	46.77	33.35
Fourth Quarter	49.37	42.82

Year Ended December 31, 2016	High	Low
First Quarter	$35.31	$26.63
Second Quarter	40.63	32.84
Third Quarter	39.48	34.80
Fourth Quarter	47.48	29.37

On April 24, 2018, the closing sale price of the Common Shares on the NYSE was $56.16 per share. As of February 23, 2018, there were approximately 17,943,211 Common Shares outstanding. We urge you to obtain current market information for the Notes, to the extent available, and for the Common Shares before making any decision to surrender your Notes pursuant to the Put Option.

2.6.     Optional Redemption. Beginning on and after May 31, 2018, the Notes are redeemable for cash at our option at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the date fixed for redemption, as provided for in the Indenture and the Notes. Prior to May 31, 2018, the Notes are redeemable for cash at our option only under certain circumstances set forth in the Indenture. Nevertheless, effective on the date of this Issuer Repurchase Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing or redeeming the Notes (or the right to purchase or redeem the Notes) other than through the Put Option until at least the tenth business day after the Repurchase Date.

2.7.     Ranking. The Notes are senior unsecured obligations of the Company and rank equally with all of the Company’s other existing and future unsecured senior indebtedness. The Notes are effectively subordinated to all existing and future indebtedness of the Company’s subsidiaries. The Notes are also be effectively subordinated to the Company’s secured indebtedness, if any.

2.8.     Distributions. The Holders of Notes are not entitled to dividends. Upon conversion into Common Shares, if applicable, the Holders would be entitled to distributions (including dividends), if any, made to holders of Common Shares.

3.          Procedures To Be Followed By Holders Electing To Surrender Notes For Repurchase. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender their Notes for repurchase and do not validly withdraw the Notes prior to the Expiration Date. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple thereof and any remaining portion of Notes held by a Holder must be a multiple of $1,000. If Holders do not validly surrender their Notes prior to the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes.

3.1.     Method of Delivery. The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts, and there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for repurchase hereunder must be delivered through DTC’s ATOP system. This Issuer Repurchase Notice constitutes the notice from the Company described in Section 3.04 of the Indenture. The delivery of Notes via the ATOP system will constitute an Optional Repurchase Notice (as defined in the Indenture) satisfying Holders’ notice requirements in Section 3.04 of the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through the ATOP system, is at the election and risk of the person surrendering such Notes.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT OPTION BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

3.2.     Agreement to be Bound by the Terms of the Put Option. By surrendering your Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

●	such Notes shall be repurchased as of the Repurchase Date pursuant to the terms set forth in this Issuer Repurchase Notice;

●	such Holder agrees to all of the terms set forth in this Issuer Repurchase Notice;

●	such Holder has received this Issuer Repurchase Notice and acknowledges that this Issuer Repurchase Notice provides the notice required pursuant to the Indenture;

●

upon the terms set forth in the Put Option Documents, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company and its directors, officers and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes (other than claims under federal securities laws), and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC or the Trustee, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Issuer Repurchase Notice;

●

such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that, when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

●

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

●

such Holder understands that all Notes properly surrendered for repurchase and not validly withdrawn prior to the Expiration Date will be repurchased at the Repurchase Price, in cash, pursuant to the terms of the Put Option Documents;

●

payment for Notes repurchased pursuant to the Issuer Repurchase Notice will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

●	surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Issuer Repurchase Notice at any time prior to the Expiration Date;

●

all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

●

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidence of authority and any other required documents in form satisfactory to the Company; and

●

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Issuer Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3.     Delivery of Notes.

Notes Held Through a Custodian. If you wish to exercise the Put Option with respect to Notes that are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” on or prior to the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. The Company hereby requests that each broker, dealer, commercial bank, trust company or other nominee that holds Notes inform the Company of the approximate number of beneficial owners of the Notes that are held by such nominee.

Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Put Option with respect to any of your Notes, you must:

●	deliver to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes prior to the Expiration Date; and

●	electronically transmit your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, prior to the Expiration Date.

In exercising the Put Option through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent will acknowledge, on behalf of you and DTC, your receipt of an agreement to be bound by the terms of the Put Option, including those set forth above under Section 3.2.

Notes Held in Certificated Non-Global Form. While the Company does not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Put Option with respect to such Notes, any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice to the Paying Agent prior to the Expiration Date. For such a Holder to receive payment of the Repurchase Price for such Notes with respect to the Put Option, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Repurchase Date together with all necessary endorsements. All signatures on a Repurchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Inc. Medallion Signature Program or the Stock Exchanges Medallion Program (each, an “Eligible Institution”); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, prior to the Expiration Date. You bear the risk of untimely withdrawal of previously surrendered Notes. Further, holders of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to withdraw their instruction, to exercise the Put Option before the deadlines specified in this Issuer Repurchase Notice. The deadlines set by any such intermediary and DTC, for the withdrawal of tender instructions may be earlier than the relevant deadlines specified above.

4.        Right of Withdrawal.

To withdraw your previous exercise of the Put Option with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to the Expiration Date. The Company understands that this means that you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system prior to the Expiration Date. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Option was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a Withdrawal Notice in the form attached hereto as Annex B in accordance with Section 3.04 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to the Expiration Date.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT OPTION WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of Withdrawal Notices. Notes withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

5.        Payment for Surrendered Notes. On or before 10:00 a.m., New York City time, on the Repurchase Date, the Company will deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price of all validly surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. In the event that after the date hereof, physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee and such Holder validly exercises its Put Option with respect to such Notes, then the Paying Agent will pay the Repurchase Price for such Notes to the Holder promptly following the later of May 31, 2018 and the delivery of such Notes to the Paying Agent together with all necessary endorsements as described in Section 3.3 above.

As of April 25, 2018, there was $64,455,000 aggregate principal amount of Notes outstanding. Assuming all such Notes remain outstanding as of the Repurchase Date, we would need approximately $65,198,023 to repurchase all of the Notes on the Repurchase Date, assuming a purchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus unpaid interest accrued thereon to, but excluding, the Repurchase Date.

6.        Notes Acquired. Any Notes repurchased by us pursuant to the Put Option will be canceled by the Trustee, pursuant to the terms of the Indenture.

7.       Plans and Proposals of the Company. Except as publicly disclosed prior to the date of this Issuer Repurchase Notice, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Notes for the repurchase in the Put Option, which relate to or which would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

●	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

●	any material change in the Company’s dividend policy, indebtedness or capitalization;

●

any change in the Company’s present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the Board of Directors or to change any material term of any agreement with any executive officer;

●	any other material change in the corporate structure or business of the Company;

●

any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

●	any class of equity securities of the Company becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

●	the suspension of the Company’s obligation to file reports under the Exchange Act;

●	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

●	any changes in charter, bylaws or other governing instruments of the Company, or other actions that could impede the acquisition of control of the Company.

8.          Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed herein, based on a reasonable inquiry by the Company:

●	none of the Company, its subsidiaries or other affiliates or its executive officers or directors or any of their associates has any beneficial interest in the Notes;

●

during the 60 days preceding the date of this Issuer Repurchase Notice, none of the Company, its subsidiaries or affiliates or its executive officers or directors has engaged in any transactions in the Notes; and

●	the Company will not repurchase any Notes from any of its affiliates, executive officers or directors.

A list of the directors and executive officers of the Company and their addresses is attached to this Issuer Repurchase Notice as Annex C.

9.          Repurchases of Securities by the Company and its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to repurchase Notes) other than through the Put Option until at least the tenth business day after the Expiration Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may repurchase Notes in the open market, in private transactions, through a subsequent tender offer or redemption of the Notes pursuant to their terms, or otherwise, any of which may be consummated at repurchase prices higher or lower than the Repurchase Price. Any decision to repurchase Notes after the Put Option, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for repurchase pursuant to the Put Option, the market price of the Common Shares, the business and financial position of the Company and general economic and market conditions.

See Section 2.6 for a discussion of the Company’s right to redeem the Notes under certain circumstances.

10.        Certain United States Federal Income Tax Consequences. The following is a general discussion based upon present law of certain U.S. federal income tax considerations related to the sale of Notes pursuant to the Put Option. The discussion addresses only persons that hold the Notes as capital assets and, in the case of a U.S Holder (as defined below) use the U.S. dollar as their functional currency. The discussion does not consider the circumstances of persons, some of which (such as financial institutions, insurance companies, regulated investment companies, tax exempt organizations, dealers, traders who elect to mark their investment to market, and persons holding the Notes as part of a hedge, straddle, conversion, constructive sale or integrated transaction) are subject to special tax regimes. The discussion does not address any state, local or foreign taxes, the Medicare tax on net investment income or the federal alternative minimum tax. Holders should note that no rulings have been, or are expected to be, sought from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS or a court will not take contrary positions.

EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE PUT OPTION UNDER THE STATE AND LOCAL LAWS OF THE UNITED STATES AND THE LAWS OF ANY OTHER JURISDICTION WHERE THE HOLDER MAY BE SUBJECT TO TAXATION.

For purposes of this discussion, “U.S. Holder” means a beneficial owner of a Note that for U.S. federal income tax purposes is

●	a citizen or individual resident of the United States,

●	a corporation organized in or under the laws of the United States or any political subdivision thereof,

●	a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court or that has validly elected to be treated as a U.S. person, or

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

“Non-U.S. Holder” means a person that is a beneficial owner of a Note other than a U.S. Holder.

The treatment of partners in a partnership that owns Notes may depend on the status of such partners and the status and activities of the partnership and such persons should consult their own tax advisors about the consequences of the Put Option.

Treatment of the Notes as Contingent Payment Debt Instruments

The Company has treated the Notes as “contingent payment debt instruments” to which the “noncontingent bond method” applies under Treasury Regulations Section 1.1275-4 (the “CPDI Regulations”). Pursuant to Section 2.17 of the Indenture, the Company and Holders agreed or were deemed to agree to adopt that treatment. The remainder of this discussion assumes the Notes are so treated. Such rules are complex and Holders are urged to consult their own advisors regarding their application to the sale of Notes pursuant to the Put Option.

Sale of Notes Pursuant to the Put Option

Consequences for U.S. Holders

A U.S. Holder will generally recognize gain or loss upon receipt of cash pursuant to its exercise of the Put Option, equal to the difference between such U.S. Holder’s amount realized and such U.S. Holder’s tax basis in the Notes it sells. A U.S. Holder’s amount realized will equal the amount of cash received (including any amount paid in respect of accrued interest), reduced by any net negative adjustment carryforward pursuant to the CPDI Regulations not otherwise utilized. A U.S. Holder’s tax basis in a Note will generally be equal to the amount that the U.S. Holder paid for the Note, increased by any interest previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals) and decreased by the amount of any projected payments previously scheduled to be made on the Notes under the CPDI Regulations, without regard to the actual amounts paid. Any gain recognized will be treated as ordinary income. Any loss will be ordinary loss to the extent of interest previously included in income under the CPDI Regulations, and thereafter capital loss (which will be long-term if the Notes have been held for more than one year). The deductibility of capital losses is subject to limitations.

Consequences for Non-U.S. Holders

Subject to the discussion of backup withholding and “FATCA” below, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on the proceeds from its exercise of the Put Option provided that (a) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of the Company’s stock and is not a controlled foreign corporation related to the Company through stock ownership, (b) any gain realized on the sale of the Notes (including any amount paid in respect of accrued interest) pursuant to the Put Option is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, (c) the Company is not and has not been a “U.S. real property holding corporation” (a “USRPHC”) during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of the Non-U.S. Holder’s exercise of the Put Option and (d) the Non-U.S. Holder satisfies certain certification requirements. The Company believes it has not been a USRPHC within the last five years.

Backup Withholding and Information Reporting

Information reporting generally will apply to a U.S. Holder’s receipt of cash pursuant to its exercise of the Put Option (unless the U.S. Holder is an exempt recipient). Backup withholding may be required if a Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, information reporting and backup withholding. Non-U.S. Holders generally will be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of information reporting and backup withholding. Backup withholding is not an additional tax. U.S. Holders and Non-U.S. Holders generally will be entitled to credit any amounts withheld under the backup withholding rules against their U.S. federal income tax liability or to obtain a refund of the amounts withheld provided the required information is furnished to the IRS in a timely manner.

FATCA

Sections 1471 to 1474 of the Code and Treasury Regulations thereunder (provisions commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments on obligations that produce U.S. source income to “foreign financial institutions” and certain other non-U.S. entities that fail to comply with specified certification and information reporting requirements. Holders should consult their own tax advisors regarding how these rules may apply to their sale of the Notes pursuant to the Put Option. In the event any withholding under FATCA is imposed with respect to the exercise of the Put Option, no additional amounts will be paid to compensate for the withheld amount.

Non-Participating Holders

There should be no U.S. federal income tax consequences by reason of the Put Option to a U.S. Holder or Non-U.S. Holder of Notes who does not sell a Note pursuant to the Put Option. The U.S. federal income tax consequences of a U.S. Holder or Non-U.S. Holder of Notes continuing to hold a Note should not be affected by not surrendering the Note pursuant to the Put Option. Holders are urged to consult their own tax advisors regarding the consequences to them of the Put Option.

11.     Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information is available on the SEC’s website at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Annual Report”);

●	The Company’s Current Reports on Form 8-K dated March 8, 2018, March 20, 2018 and April 5, 2018;

●

The description of the Common Shares contained in the Company’s Registration Statement on Form 8-A filed on October 9, 1996, including any amendment or report filed for the purpose of updating that description; and

●

All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Issuer Repurchase Notice and prior to the Repurchase Date (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

If a material change occurs in the information set forth in this Issuer Repurchase Notice, we will amend the Schedule TO accordingly.

12.        No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13.        Definitions. All capitalized terms used but not specifically defined this Issuer Repurchase Notice shall have the meanings given to such terms in the Indenture and the Notes.

14.        Conflicts. In the event of any conflict between this Issuer Repurchase Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, its Board of Directors or its officers is making any representation or recommendation to any Holder as to whether to exercise the Put Option. You should consult with your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the principal amount of notes for which the Put Option should be exercised.

Annex A

FORM OF REPURCHASE NOTICE

To: SEACOR Holdings Inc.

The undersigned registered owner of this Note hereby acknowledges receipt of a Specified Date Purchase Company Notice from SEACOR Holdings Inc. (the “Company”) pursuant to Section 3.04 of the Indenture as to the occurrence of a Specified Purchase Date and specifying the Specified Purchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (i) the entire principal amount of this Note, or the portion thereof (that is such that the portion not to be purchased has a principal amount equal to $1,000 or an integral multiple of $1,000 in excess thereof) below designated, and (ii) if such Specified Purchase Date does not occur during the period after a Regular Record Date and on or prior to the Interest Payment Date corresponding to such Regular Record Date, accrued and unpaid interest, if any, thereon to, but excluding, such Specified Purchase Date.

Principal amount to be repurchased (if less than all, must be in integral multiples of $1,000):

$

Certificate number (if Notes are in certificated form)

Dated:

Signature(s)
(Sign exactly as your name appears on the other side of this Note)

Social Security or Other Taxpayer Identification Number

A-1

Annex B

FORM OF WITHDRAWAL NOTICE

TO: WELLS FARGO BANK, NATIONAL ASSOCIATION

The undersigned registered Holder of the Note designated below hereby withdraws its election (the “Optional Repurchase Notice”) to require SEACOR Holdings Inc. (the “Issuer”) to repurchase such Note, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, on the May 31, 2018 Repurchase Date thereof in accordance with the terms of the Indenture, dated as of December 11, 2012, between the Issuer and Wells Fargo Bank, National Association (the “Trustee”) (the “Indenture”), between the Issuer and the Trustee, relating to the Issuer’s 2.50% Convertible Senior Notes due 2027. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Name of Holder:

________________________________________

Note certificate number:

________________________________________

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

________________________________________

Principal amount that remains subject to the Optional Repurchase Notice (if less than all, must be $1,000 or whole multiples thereof):

________________________________________

Social Security or Other Taxpayer Identification Number:

________________________________________

Dated: ___________________________

B-1

______________________________________________

______________________________________________
Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

______________________________________________
Signature Guarantee

B-2

Annex C

Directors and Executive Officers

The names of the executive officers and directors of the Company are set forth below. The address for each such person is 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316, and the telephone number for each such person is (954) 523-2200.

Name:	Title:
Charles Fabrikant	Executive Chairman, Director and Chief Executive Officer
Eric Fabrikant	Chief Operating Officer
William C. Long	Executive Vice President, Chief Legal Officer and Corporate Secretary
Bruce Weins	Senior Vice President and Chief Financial Officer
David R. Berz	Director
Pierre de Demandolx	Director
Oivind Lorentzen	Director and Vice Chairman
Christopher P. Papouras	Director
David M. Schizer	Director

C-1